                                                                  Exhibit 10.30

                                 EMPLOYMENT AGREEMENT
                                 ____________________

    THIS AGREEMENT, made and entered into this 24th day of January, 1997, to be effective as of the 19th day of September, 1996, by and between GRANITE BROADCASTING CORPORATION, a Delaware corporation (the "Company"), and ROBERT E. SELWYN, JR. ("Employee").
    WHEREAS, the Company desires to employ and secure for itself the experience, abilities and services of Employee;
    WHEREAS, in consideration of the employment to be provided hereby, Employee desires to serve as an employee of the Company; and
    WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with the Company;
    NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:
    1.   Employment Terms and Duties.
         1.1 Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.
         1.2 Term. Subject to the provisions of Section 6 hereof, the term of the Employee's employment under this Agreement will commence as of September 19, 1996 (the "Effective Date") and end on January 31, 2000 (the "Initial Term"). The Initial Term may be extended by mutual written agreement of the parties (the Initial

Term and any extensions thereto shall be referred to as the "Term").

         1.3 Title and Duties. Employee shall be employed as Chief Operating Officer - Station Group of the Company. As an officer of the Company, Employee shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in a similar executive capacity. Employee will be responsible for the full day to day operations of the Company's Station Group through the Station Managers. Employee shall also have such powers and duties as the Chief Executive Officer, President and Board of Directors of the Company (the "Board of Directors") may from time to time assign and designate. Except as expressly permitted by the Company in accordance with Section 1.4 hereof, Employee agrees to use his skills and abilities to further the interests of the Company and to devote his full time, attention, energies and efforts to rendering services on behalf of the Company and its subsidiaries in accordance with the terms hereof.
         1.4 Employee's Permitted Arrangement. The Company acknowledges that it has received full disclosure by Employee with respect to Employee's consulting arrangement under that certain New World Television Incorporated Employment Agreement With Robert E. Selwyn, Jr. dated as of January 30, 1996 (the "New World Agreement"). Notwithstanding anything in this Agreement to the contrary, the Company consents to Employee's ongoing advisory and consulting duties under the New World Agreement in accordance with

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the terms thereof. Employee agrees to notify the Company promptly upon
Employee's receipt of any request of Employee to perform services under the New World Agreement. The Company further acknowledges that Employee is bound by certain confidentiality and non-competition provisions contained under
Section 5 of the New World Agreement. The Company covenants and agrees to indemnify Employee against any and all claims, costs, charges, expenses, losses and liabilities incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party as a result of an alleged breach by Employee of said confidentiality and/or non-competition provisions arising out of or in connection wit Employee's employment by the Company.
    2. Compensation. Except as otherwise agreed to by Employee in writing, Employee's compensation for the services performed under this Agreement shall be as follows:
         2.1 Base Salary. The Employee will be paid an annual salary of not less than Three Hundred Fifty Thousand Dollars ($350,000), subject to upward adjustment as provided below (the "Base Salary"), which will be payable in equal periodic installments according to the Company's customary payroll practices. The Base Salary will be reviewed by the Chief Executive Officer not less than annually, and may be adjusted upward in the discretion of the Board of Directors.
         2.2  Additional Compensation.
              2.2.1     Cash Bonus.  In addition to the Base Salary provided in
Section 2.1 of this Agreement, Employee shall, with respect to each calendar year or part thereof during the Term, be eligible to earn an annual cash bonus (the "Incentive Compensation"). The determination of whether to grant the cash bonus and the amount of such cash bonus shall be made by the Chief Executive Officer and shall be subject to approval by the Compensation Committee of the Board of Directors (the "Compensation
Committee"). Employee's right to Incentive Compensation for a particular period shall not accrue until said determination is made by the Chief
Executive Officer and approved by the Compensation Committee.
              2.2.2     Equity Compensation.
                   (a) Management Stock Plan Grants. Employee shall be granted 30,000 Bonus Shares under the Company's Management Stock Plan, with 10,000 shares of Common Stock (Nonvoting) of the Company, par value $0.01 per share (the "Common Stock (Nonvoting)") to be issued to Employee, subject to the terms and conditions of such Plan, on each of December 31, 1997, 1998 and 1999.
                   (b) Stock Options. Employee has been granted options to purchase 150,000 shares of Common Stock (Nonvoting) of the Company, which options are governed by the terms and conditions of that certain Stock Option Agreements between Employee and the Company.
                   (c) Employee Stock Purchase Plan Eligibility. Employee shall, during the Term, be eligible to participate in the Company's Employee Stock Purchase Plan.

    3.   Additional Benefits.
         3.1 Medical and Health Coverage; Disability Insurance. Employee shall be eligible to participate in all major medical, hospitalization, and disability and life insurance plans that may be in effect from time to time for management-level employees of the Company to the extent that Employee is eligible under the terms of those plans.
         3.2 401(k) Plan. Employee shall be eligible to participate in the Company's existing 401(k) Plan and any deferred compensation plan adopted by the Company for its executives.
         3.3 Health Club and Additional Benefits. Company shall pay or reimburse Employee for Employee's membership fees at Employee's health club for the membership level Employee has in effect on the Effective Date. Employee shall receive such fringe benefits as are made available to other management-level employees of the Company and such other benefits as the Chief Executive Officer of the Company may from time to time, in his sole discretion, make available to Employee.
    4.   Facilities and Expenses.
         4.1 Location of Employment. Employee shall be permitted to work out of an office to be provided by the Company in a location mutually acceptable to Employee and the Company in the metropolitan Atlanta, Georgia area (the "Georgia Office"), with the exception of travel necessitated by Employee's duties hereunder.
         4.2 Facilities. The Company will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Company deems necessary or appropriate for the performance of the Employee's duties under this Agreement; provided, however, that except as stated in the next sentence, any support staff and other personnel to assist Employee in the duties of his employment shall be based in the Company executive offices in New York City. The Company shall provide Employee with an administrative assistant in the Georgia Office.
         4.3 Reimbursement for Reasonable Business Expenses. The Company shall reimburse Employee for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement and attributable to the business of the Company, including, but not limited to, reasonable client development/ entertainment expenses, reasonable travel expenses, reasonable expenses in connection with professional conventions or similar professional functions and other reasonable business expenses. Employee shall submit appropriate documentation for all business expenses for which he requests reimbursement.
         4.4 Automobile Allowance. The Company will provide the Employee with an automobile allowance of up to $800 per month for Employee's primary vehicle (the "Covered Automobile"). The Employee will own the Covered Automobile and maintain and insure it at his own expense, for his use in connection with his employment under this Agreement. The Employee will, at his own expense, maintain liability insurance on the Covered Automobile, including excess liability (umbrella) insurance coverage in an amount not less than $1 million per occurrence, with underlying insurance coverage as required by such excess liability insurance policy, and the Employee will furnish proof of such insurance to the Company if requested by the Company. The Employee shall file appropriate documentation with respect to expenses incurred and to be reimbursed with respect to the Covered
Automobile in accordance with the Company's policies.
    5. Vacations and Holidays. The Employee will be entitled to four (4) weeks' paid vacation each calendar year (and prorated accordingly for partial calendar years during the term hereof) in accordance with the vacation policies of the Company in effect for its executive officers from time to time. Vacation must be taken by the Employee at such time or times as approved by the Chief Executive Officer. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days and holidays during any calendar year that are not used by the Employee during such calendar year may not be used in any subsequent calendar year; provided, however, that Employee may receive payment for unused vacation days as part of his termination pay in accordance with Section 6.5.5 hereof.
    6.   Termination.
         6.1 Events of Termination. The Employee's Base Salary and Incentive Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Company will terminate (except as to accrued but unpaid Base Salary and Incentive Compensation and otherwise provided in this
Section 6):

              6.1.1     upon the death of the Employee;
              6.1.2 upon the disability of the Employee (as defined in Section 6.2) upon fifteen (15) days' written notice from either party to the other;
              6.1.3 for cause (as defined in Section 6.3), immediately upon notice from the Company to the Employee, or at such later time as such notice may specify; or
              6.1.4 for good reason (as defined in Section 6.4) upon not less than thirty (30) days' prior notice from the Employee to the Company or without cause upon not less than thirty (30) days' prior notice from the Company to the Employee.
         6.2 Definition of Disability. For purposes of Section 6.1, the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to substantially perform the Employee's material duties under this Agreement for ninety (90) consecutive days, or one hundred twenty (120) days during any twelve (12) month period.
         6.3 Definition of "Cause". For purposes of Section 6.1, "cause" means: (a) the Employee's breach of a material provision of this Agreement or failure to substantially perform the material duties associated with Employee's position and failure to cure such breach or failure within thirty (30) days after receipt of written notice of same; (b) the Employee's failure to cure a violation of any written Company policy within thirty (30) days after receipt of written notice of such violation; (c) the appropriation (or attempted appropriation) of a material business opportunity of the

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Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the intentional misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony.
         6.4 Definition of "For Good Reason". For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) the Company's material breach of this Agreement; (b) the assignment of the Employee without his consent to or any other action by the Company that results in a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties on the Effective Date; or (c) the requirement by the Company that the Employee be based anywhere other than Atlanta, Georgia, without the Employee's consent.
         6.5 Termination Pay. Effective upon the termination of Employee's employment under this Agreement, the Company will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) all accrued but unpaid Base Salary and Incentive Compensation and only such additional compensation as is provided in this Section 6.5, and such compensation shall be in lieu of all other amounts and in settlement and complete release (a "Release") of all claims the Employee may have against the Company other than a claim that the

Company did not have "cause" to terminate or that Employee does not have a "disability"; provided, however, that no such payment under this Section 6.5 shall be payable until receipt by the Company of a written Release from Employee or his designated beneficiary of all claims against the Company and its affiliates other than (i) any claim for breach of this Section 6.5, (ii) vested benefits under the Company's benefit and stock option plans, and (iii) a claim that the Company did not have "cause" to terminate this Agreement in accordance with Sections 6.1.3 and 6.3, or that Employee does not have a "disability" as defined in Section 6.2. For purposes of this Section 6.5, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Company from time to time or, if the Employee fails to give notice to the Company of such a beneficiary, the Company's estate.
              6.5.1 Termination by the Employee for Good Reason or by the Company Other Than for Cause. If the Employee terminates his employment under this Agreement for good reason or the Company terminates his employment under this Agreement other than for cause, the Company will continue to pay the Employee at the times and in the manner so paid prior to termination of employment: (a) the Employee's Base Salary for the remainder, if any, of the calendar month in which such termination is effective and for the balance of the Term, and (b) that portion of the Employee's Incentive Compensation, if any, for the calendar year during which the termination is effective, prorated through the date of termination. Notwithstanding the preceding sentence: (a) if the Employee obtains other employment while Base Salary payments are still due to Employee hereunder, he shall promptly give notice thereof to the Company, and the Base Salary payments under this Agreement for any period after the Employee obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Employee from the Employee's other employment for services performed during such period; and (b) if Employee's employment with the Company is terminated either by the Company or Employee following a good faith determination by the Company that Employee must relocate his office to New York City or any location other than the metropolitan Atlanta, Georgia area, and Employee is unwilling to do so, the Base Salary payments provided for in the previous sentence shall terminate twelve (12) full calendar months after the date of such termination.
              6.5.2 Termination by the Company for Cause. If the Company terminates Employee's employment under this Agreement for cause, the Employee will be entitled to receive only his accrued but unpaid his Base Salary and Incentive Compensation.
              6.5.3 Termination Upon Disability. If Employee's employment is terminated under this Agreement by either party as a result of the Employee's disability, as determined under Section 6.2, the Company will pay the Employee at the times and in the manner so paid prior to termination of employment: (a) his Base Salary through the remainder of the calendar month during which such termination is effective and for twelve (12) consecutive

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months thereafter and (b) that portion of the Employee's Incentive
Compensation, if any, for the calendar year during which the termination is effective, prorated through the date of termination.
              6.5.4 Termination Upon Death. If Employee's employment is terminated under this Agreement because of the Employee's death, the Employee will be entitled to receive his Base Salary through the end of the calendar month in which his death occurs, and that part of the Employee's Incentive Compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs.
              6.5.5 Benefits. The Employee's accrual of, or participation in plans providing for, Benefits will cease at the effective date of the termination of his employment under this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. Subject to Section 5 hereof, the Employee will receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the termination of employment under this Agreement to the extent not inconsistent with Company policy at such time.
         6.6 Favorable Statements. The Company and Employee covenant and agree that from and after the Effective Date (including after termination of Employee's employment under this Agreement for any reason) neither shall make any public statements or issue other responses, whether with respect to the media generally, inquiries from potential future employers of Employee after termination of Employee's employment, or otherwise, which statements or responses are critical of or reflect negatively upon the Company or Employee.

    7.   Protection of Confidential Information; Non-Competition.
         7.1 Confidentiality. Employee shall not, at any time during the Term or thereafter, whether or not in the employ of the Company, its affiliates or their successors, communicate or divulge to, or use for the benefit of, any person, firm, corporation or association, any of the trade secrets, confidential business information or data used by the Company, its affiliates and/or any related corporation in its business and communicated to or acquired by Employee while in the employment of the Company or its affiliates; provided that this Section shall not be violated by the communication or use by Employee of information which has become publicly known by means other than by breach by Employee of his obligations under this Section 7.1. Employee agrees that any and all files, working papers, tapes, documents, memoranda or other materials used or prepared by him in the course of his employment shall be and remain the sole property of the Company.
         7.2  Non-Competition.
              7.2.1 Acknowledgements by the Employee. The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 7.2.1 are reasonable and necessary to protect the Company's business.
              7.2.2 Covenants of the Employee. In consideration of the acknowledgements by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Company, the Employee covenants that he will comply with the non-compete and non-solicitation provisions of Exhibit A hereto.
              7.2.3 Severability. Without limitation to Section 8.4 hereof, if any covenant in this Section 7.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.
              7.2.4 Notice. The Employee will, while the covenant under this Section 7.2 is in effect, give notice to the Company, promptly after accepting any other employment, of the identity of the Employee's employer. Subject to Section 6.6 hereof, the Company may notify such employer that the Employee is bound by this Agreement and, at the Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

    8. Indemnification. The Company covenants and agrees to indemnify Employee to the maximum extent permitted by applicable law against any and all claims, costs, charges, expenses, losses and liabilities incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party solely by reason of Employee being or having been an officer, director or employee of the Company or any subsidiary or affiliate of the Company.
    9.   Miscellaneous.
         9.1 Entire Agreement. This Agreement contains the entire agreement between the Company and Employee concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and Employee with respect thereto.
         9.2 Waiver. The failure of any party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not in any way be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. Any waivers hereunder must be in writing signed by the party agreeing to such waiver.
         9.3  Notices.  All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
    if to Employee:          Robert E. Selwyn
                        8180 Landing South
                        Atlanta, Georgia 30350
                        Telephone:     (770) 518-6153
                        Telecopy:      (770) 518-6137

    with a copy to
    (which shall not
    constitute notice): Lawrence H. Freiman, Esq.
                        Altman, Kritzer & Levick, P.C.
                        6400 Powers Ferry Road, N.W.
                        Powers Ferry Landing
                        Suite 224
                        Atlanta, Georgia 30339
                        Telephone:     (770) 955-3555
                        Telecopy:      (770) 955-0038

    if to the Company:  Granite Broadcasting Corporation
                        767 Third Avenue
                        34th Floor
                        New York, New York 10017
                        Attention:     W. Don Cornwell
                        Telephone:     (212) 826-2530
                        Telecopy:      (212) 826-2858

         9.4 Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
         9.5 Amendment. This Agreement may be amended only by an agreement in writing signed by the parties hereto.
         9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed therein, without regard to New York's conflicts of law rules.
         9.7 Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries and legal representatives. It is agreed, however, that the rights and obligations of either party hereto, may not be delegated or assigned except as specifically set forth in this Agreement.
         9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute the same agreement.
         9.9 Authority. The Company hereby represents and warrants that the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate actions (including, but not limited to, the approval of the Board of Directors of the Company).
         9.10 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement

(including any provision of Sections 7) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.
         9.11 Survival. The provisions of Sections 1.4, 6.5, 6.6, 7 and 8 shall survive the termination of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed or cause this Agreement to be executed as of the date first above written.

                                  GRANITE BROADCASTING CORPORATION



                                  By: /s/ W. DON CORNWELL
                                     -----------------------------
                                     Name:   W. Don Cornwell,
                                     Title:  Chairman and Chief
                                             Executive Officer




                                    /s/ ROBERT E. SELWYN, JR.
                                   -------------------------------
                                   Robert E. Selwyn, Jr.

                                      EXHIBIT A


1. Non-Competition. After termination of Employee's employment under this Agreement, Employee may accept employment with or other engagement by unrelated third parties, subject to the following limitations on Competing Positions (as hereinafter defined):

    (i) During the first ninety (90) days after termination of employment, Employee shall not be permitted to take any Competing Position:

    (ii) During the second ninety (90) days after termination of employment, Employee shall not be permitted to accept any Competing Positions which, directly or indirectly, (a) involve Employee acting as a group head of an organization that owns or operates television properties which distribute over-the-air or via cable or satellite television programming for home viewing in twenty-five percent (25%) or more of the markets ("DMAs," as defined by A.C. Nielsen) then served by television stations owned or operated by the Company or its affiliates, or (b) involve Employee becoming the general manager of a television station in any of the DMAs then served by television stations owned or operated by the Company or its Affiliates (a "competing station");

    (iii) Following the first one hundred eighty (180) days after termination of employment and until the first anniversary thereof, Employee shall not be permitted to take any Competing Position as a general manager of a competing station; and

    (iv) On and after the anniversary of the termination of employment, Employee will not be subject to limitations on Competing Positions.

    For purposes of the foregoing, "Competing Position" means a position associated with or involving, directly or indirectly, a Competitive Activity. For purposes of this Agreement, a "Competitive Activity" means being associated (as an employee, officer, director, consultant, investor, partner, owner or proprietor, or in any similar role or capacity) with an entity where such association as a part thereof could involve directly or indirectly, giving information, advice, consultation, management, or direction (collectively, "Direction") to or using Direction on behalf of (or, regardless of any such association, actually engaging, directly or indirectly, in giving Direction to or using Direction on behalf of) an over-the-air broadcasting entity or facility which is not then owned or managed by the Company and which itself is broadcasting in any DMA that is served over the air by an television station that is so owned or managed (including through a "local management agreement" or otherwise) by the company at the time of such activity. Notwithstanding the foregoing, Employee may retain any investments made before the termination of his employment under this Agreement and may make investments after termination of his employment under this Agreement in not more than five percent (5%) of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market.

2. Non-Solicitation of Employees. Prior to the Second anniversary of termination of employment with the Company, Employee shall not, directly or indirectly, (x) induce or encourage any employee of the Company or any subsidiary or affiliate of the Company to leave employment with the Company or such subsidiary or affiliate, or (y) employ, hire or establish a business with, or cause or encourage any third parson to employ, hire, or establish a business with, any person who was, within the period of one year preceding such action by Employee, employed by the Company or any subsidiary or affiliate of the Company; provided, however, that the restrictions contained in this sentence shall not apply to employees of the Company, its subsidiaries or affiliates whose gross compensation from such employment on an annualized basis is (or was as of the last day of employment) less than fifty thousand dollars ($50,000).





                                       A-2